Exhibit 10.3

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), dated __________, 20__, is entered into by and among GARNERO GROUP ACQUISITION COMPANY, a Cayman Islands company (“GGAC”), __________ and __________, acting as the Committee (as such term is defined in the Investment Agreement (as defined below)), ALVARO JABUR MALUF JUNIOR, acting as the representative (the “Representative”) of the Controlling Persons and the Optionholders (as such terms are defined in that Investment Agreement), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent (the “Escrow Agent”). Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Investment Agreement.

WHEREAS, GGAC, Q1 Comercial de Roupas S.A. (the “Company”), the Controlling Persons and the Optionholders (collectively, the “Owners” and together with their permitted transferees, the “Owner Parties”) have entered into that certain Investment Agreement, dated as of August 26, 2015 (the “Investment Agreement”), pursuant to which the Owners have contributed to GGAC all of the outstanding ordinary shares of the Company in exchange for certain ordinary shares, par value $0.0001 per share, of GGAC (“GGAC Ordinary Shares”).

WHEREAS, pursuant to the Investment Agreement, GGAC is to be indemnified in certain respects by the Owners.

WHEREAS, pursuant to the Investment Agreement, a portion of the GGAC Ordinary Shares issued to the Owners are required to be surrendered to GGAC for cancellation in the event that the Company does not attain certain financial performance targets.

WHEREAS, the parties desire to establish an escrow fund as collateral security for the foregoing obligations, subject to the terms and conditions set forth herein.

The parties agree as follows:

1.          (a)          Concurrently with the execution hereof, an aggregate of six hundred thousand (600,000) GGAC Ordinary Shares issued to the Owners at the Closing pursuant to the Investment Agreement, registered in the name of and allocated among the Owners in the amounts set forth on Schedule A attached hereto, together with two (2) instruments of assignment executed in blank by each such Owner, shall be delivered to the Escrow Agent to be held in escrow pursuant to the terms of this Agreement. The GGAC Ordinary Shares so delivered by the Owners to the Escrow Agent are herein referred to in the aggregate as the “Escrow Fund.” The Escrow Agent shall maintain a separate account for each Owner’s, and, subsequent to any transfer permitted pursuant to Section 1(d) hereof, each Owner Party’s, portion of the Escrow Fund.

(a)          The parties hereto hereby appoint the Escrow Agent to act, and the Escrow Agent hereby agrees to act, as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. It shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of GGAC. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entire Escrow Fund in accordance with this Agreement.

(b)         Except as herein provided, the Owners shall retain all of their rights as shareholders of GGAC with respect to the GGAC Ordinary Shares constituting the Escrow Fund during the period the Escrow Fund is held by the Escrow Agent (the “Escrow Period”), including, without limitation, the right to vote their GGAC Ordinary Shares included in the Escrow Fund.

(c)          During the Escrow Period, all dividends payable in cash, shares (except as provided in the following sentence) or other non-cash property with respect to the GGAC Ordinary Shares included in the Escrow Fund shall be paid to the Owners. Notwithstanding the foregoing, if after the date hereof, the number of outstanding GGAC Ordinary Shares is increased by a share dividend payable without any further consideration in GGAC Ordinary Shares, or by a split up of the GGAC Ordinary Shares, or other similar event, then all such GGAC Ordinary Shares issued in respect of the GGAC Ordinary Shares then comprising the Escrow Fund as a result of such action (“Dividend Shares”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Fund” shall be deemed to include the Dividends Shares distributed thereon, if any.

(d)          During the Escrow Period, no sale, transfer or other disposition, including any pledge or grant of a security interest, may be made of any or all of the GGAC Ordinary Shares in the Escrow Fund, unless the transferee agrees in writing to be bound by the terms and conditions of the applicable provisions of the Investment Agreement and to appoint the Representative to take any and all actions and make any decisions required or permitted to be taken on the behalf of the transferee under the Investment Agreement and this Agreement. In connection with and as a condition to each such transfer, the transferee shall deliver to the Escrow Agent an instrument of assignment executed by the transferring Owner Party, or where applicable, an order of a court of competent jurisdiction, evidencing the transfer of shares to the transferee, together with two (2) instruments of assignment executed in blank by the transferee, with respect to the shares transferred to the transferee. Upon receipt of such documents, the Escrow Agent shall deliver to GGAC’s transfer agent the instrument of assignment executed by the transferring Owner Party, and shall request that transfer agent transfer the shares to the transferee. GGAC, the transferring Owner Party and the transferee shall cooperate in all respects with the Escrow Agent in documenting each such transfer and in effectuating the result intended to be accomplished thereby.

2.          (a)          GGAC, acting through the Committee, may make a claim for indemnification pursuant to the Investment Agreement (“Indemnification Claim”) against the Escrow Fund by giving notice (a “Notice”) to the Representative (the party against whom a claim is being made, the “Indemnifying Party”), with a copy to the Escrow Agent, specifying (i) the provision contained in the Investment Agreement which it asserts has been breached or otherwise entitles such party to indemnification, (ii) in reasonable detail, the nature and dollar amount of any Indemnification Claim, and (iii) whether the Indemnification Claim results from a Third Party Claim. Furthermore, if the Indemnification Claim results from a Third Party Claim, the Notice shall specify whether the Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance. The party giving Notice (the “Claimant”) also shall deliver to the Escrow Agent (with a copy to the Indemnifying Party), concurrently with its delivery to the Escrow Agent of the Notice, a certification as to the date on which the Notice was delivered to the Indemnifying Party.

(b)          If the Indemnifying Party shall give a notice to the Claimant (with a copy to the Escrow Agent) (a “Counter Notice”), within 30 days following the date of receipt (as specified in the Claimant’s certification) by the Indemnifying Party of a copy of the Notice, disputing whether the Indemnification Claim is indemnifiable under the Investment Agreement, the Committee and the Representative shall attempt to resolve such dispute by voluntary settlement as provided in Section 2(c) below. If no Counter Notice with respect to an Indemnification Claim is received by the Escrow Agent from the Indemnifying Party within such 30-day period, the Indemnification Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c)          If the Indemnifying Party delivers a Counter Notice to the Claimant and the Escrow Agent, the Committee and the Representative shall, during the period of 60 days following the delivery of such Counter Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt in good faith to resolve the dispute with respect to which the Counter Notice was given. If the Committee and the Representative shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof. If the Committee and the Representative shall be unable to reach a settlement with respect to a dispute, such dispute shall be resolved by arbitration pursuant to Section 2(d) below.

(d)          If the Committee and the Representative cannot resolve a dispute prior to expiration of the 60-day period referred to in Section 2(c) above (or such longer period as the parties may have agreed to in writing), then such dispute shall be submitted (and either party may submit such dispute) for resolution in accordance with Section 8.

(e)          As used in this Agreement, “Established Claim” means any (i) Indemnification Claim deemed established pursuant to the last sentence of Section 2(b) above, (ii) Indemnification Claim resolved in favor of a Claimant by settlement and joint delivery of notice to the Escrow Agent pursuant to Section 2(c) above, resulting in a dollar award to the Claimant, or (iii) Indemnification Claim sustained by a final determination of an arbitration panel in accordance with Section 8 (after exhaustion of any appeals to a court of competent jurisdiction or expiration of the time period for filing any such appeal); provided that, notwithstanding anything herein, no Indemnification Claim by GGAC shall become an Established Claim (x) unless the indemnifiable Losses with respect to such Indemnification Claim exceed $30,000 (the “De Minimis Amount”) and (y) unless and until the aggregate amount of indemnification Losses exceeds the Deductible, in which event the full amount of such Established Claim(s) shall be payable, in each case, with respect to Indemnification Claims subject to such limitations pursuant to the terms of the Investment Agreement.

(f)          (i)          Promptly after an Indemnification Claim becomes an Established Claim, the Committee shall deliver a Claim Certification & Instructions in accordance with Section 3(b) below directing the Escrow Agent to pay to the Claimant, and the Escrow Agent promptly shall pay from the Escrow Fund to the Claimant in accordance with the procedures set forth in Section 3(b) below, a whole number of shares (as calculated pursuant to Section 2(f)(ii) below) representing the dollar amount (as rounded pursuant to Section 2(f)(ii) below) of the Established Claim (or, if at such time there remains in the Escrow Fund less than the full amount so payable, the full amount remaining in the Escrow Fund).

(ii)          Payment to GGAC of an Established Claim shall be made from Escrow Shares on a pro rata basis in whole, not fractional, shares, as rounded pursuant to the following sentence, from the accounts maintained on behalf of each Owner Party. For purposes of each indemnification payment, (x) such shares shall be valued at the “Fair Market Value” (as defined below) and (y) to the extent that an Owner Party’s pro rata portion of an Established Claim which is payable after taking into account the Deductible and the De Minimis Amount results in a fractional number of GGAC Ordinary Shares, any fraction of such GGAC Ordinary Share that is less than one half of a share will be rounded down to the next whole share and any fraction of such GGAC Ordinary Share that is equal to or more than one half of a share will be rounded up to the next whole share. However, in no event shall the Escrow Agent be required to calculate Fair Market Value or make a determination of the number of shares to be delivered or released in satisfaction of any Established Claim; rather, such calculation shall be included in and made part of the Claim Certification & Instructions. The Escrow Agent shall transfer out of the Escrow Fund that number of GGAC Ordinary Shares necessary to satisfy each Established Claim (after taking into account the Deductible and the De Minimis Amount), as set out in the Claim Certification & Instructions. Any dispute between the Committee and the Representative concerning the calculation of Fair Market Value or the number of shares necessary to satisfy any Established Claim, or any other dispute regarding a Claim Certification & Instructions, shall be resolved between the Committee and the Representative in accordance with the procedures specified in Section 2(d) above, and shall not involve the Escrow Agent. Each transfer of shares in satisfaction of an Established Claim shall be made by the Escrow Agent delivering to the Claimant GGAC Ordinary Shares held in each Owner Party’s account evidencing not less than such Owner Party’s pro rata portion of the aggregate number of shares specified in the Claim Certification & Instructions, by delivery to GGAC’s transfer agent of instruments of assignment completed by the Escrow Agent in accordance with instructions included in the Claim Certification & Instructions. The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in GGAC Ordinary Shares may be made notwithstanding any other agreements restricting or limiting the ability of any Owner Party to sell any GGAC Ordinary Shares or otherwise. The Committee and the Representative shall be required to exercise utmost good faith in all matters relating to the preparation and delivery of the Claim Certification & Instructions and Pending Claim Objection Notice, as applicable. As used herein, “Fair Market Value” means the average reported closing price for the GGAC Ordinary Shares on Nasdaq for the thirty trading days ending on the last trading day prior to (x) the day the Established Claim is paid with respect to Indemnification Claims paid on or before the Escrow Termination Date and (y) the Escrow Termination Date with respect to shares constituting the Pending Claims Reserve (as hereinafter defined), as applicable.

(iii)          Notwithstanding anything herein to the contrary, at such time as an Indemnification Claim has become an Established Claim, the Owner Parties shall have the right but not the obligation to substitute for the Escrow Shares that otherwise would be paid in satisfaction of such claim (the “Claim Shares”), cash in an amount equal to the Fair Market Value of the Claim Shares (“Substituted Cash”). In such event, within the ten (10) day objection period following delivery of the Claim Certification & Instructions, (i) the Representative shall deliver a written notice to the Escrow Agent (with a copy to the Committee) describing the substitution of Substituted Cash for the Claim Shares, and (ii) substantially contemporaneously with the delivery of such notice, the Owner Parties shall cause currently available funds to be delivered to the Escrow Agent in an amount equal to the Substituted Cash. Upon receipt of such notice and Substituted Cash, the Escrow Agent shall (y) in payment of the Established Claim described in the Claim Certification & Instructions, deliver the Substituted Cash to GGAC in lieu of the Claim Shares, and (z) cause the Claim Shares to be returned to the Owners.

3.          (a)          On the Basic Indemnity Escrow Termination Date, upon the Escrow Agent’s receipt of a notice jointly delivered by the Representative and the Committee (a “Joint Notice”), the Escrow Agent shall (i) distribute and deliver (A) to GGAC, the number of GGAC Ordinary Shares specified in such Joint Notice, pro rata in whole, not fractional, shares, as rounded pursuant to Section 2(f)(ii), from the accounts maintained on behalf of the Owner Parties and (B) to each Owner Party, the GGAC Ordinary Shares then in such Owner Party’s account in the Escrow Fund (after taking into account any distribution to GGAC pursuant to the foregoing clause (A)), in each case, as instructed in the Joint Notice; and (ii) shall continue to hold in accordance with the instructions in the Joint Notice (A) the number of shares in the Pending Claims Reserve allocated to such Owner Party’s account, with respect to Indemnification Claims pursuant to which Notices have been received but which have not been resolved pursuant to Section 2 hereof or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination of an arbitration panel in accordance with Section 8 (after exhaustion of any appeals to a court of competent jurisdiction or expiration of the time period for filing any such appeal), as the case may be (in either case, “Pending Claims”), and which, if resolved or finally determined in favor of a Claimant, would result in a payment to Claimant, having a Fair Market Value equal to the dollar amount for which indemnification is sought in such Indemnification Claim, allocated pro rata from the account maintained on behalf of each Owner Party, and (B) the remaining Tax Indemnity Shares allocated to such Owner Party’s account. The Committee and the Representative shall certify to the Escrow Agent the Fair Market Value to be used in calculating the Pending Claims Reserve and the number of GGAC Ordinary Shares to be retained therefor.

(b)          At any time and from time to time, if any Pending Claim becomes an Established Claim, the Committee shall deliver to the Escrow Agent (with a copy to the Representative) a certification by the Committee that such Pending Claim has become an Established Claim and instructions (a “Claim Certification & Instructions”) directing the Escrow Agent to deliver to the Claimant the number of shares in the Pending Claims Reserve in respect thereof determined in accordance with Section 2(f) above and to deliver to each Owner Party the remaining shares in the Pending Claims Reserve allocated to such Pending Claim, all as specified in such notice. If, within ten (10) days following the date of receipt of the Claim Certification & Instructions, the Representative delivers to the Escrow Agent (with a copy to the Committee) written notice disputing such Claim Certification & Instructions (a “Pending Claim Objection Notice”), then the Committee and the Representative shall attempt in good faith to resolve such dispute by voluntary settlement within fifteen (15) days following the delivery of such Pending Claim Objection Notice and shall follow the procedures set forth in the last two sentences of Section 2(c) above. If no Pending Claim Objection Notice is received by the Escrow Agent from the Representative within such ten (10) day period, then the Escrow Agent shall distribute the shares in the Pending Claims Reserve pursuant to the Claim Certification & Instructions. If any Pending Claim is resolved against GGAC, the Representative shall deliver to the Escrow Agent (with a copy to the Committee) a certification by the Representative that such Pending Claim has been resolved against GGAC and instructions directing the Escrow Agent to pay to each Owner Party its pro rata portion of the number of shares allocated to such Pending Claim in the Pending Claims Reserve, except to the extent any such shares constitute Tax Indemnity Shares. If, within ten (10) days following the date of receipt of the Representative’s certification and instructions, the Committee delivers to the Escrow Agent (with a copy to the Representative) a Pending Claim Objection Notice, then the Committee and the Representative shall attempt in good faith to resolve such dispute by voluntary settlement within fifteen (15) days following the delivery of such Pending Claim Objection Notice and shall follow the procedures set forth in the last two sentences of Section 2(c) above. If no Pending Claim Objection Notice is received by the Escrow Agent from the Committee within such ten (10) day period, then the Escrow Agent shall distribute the shares to the Owner Parties pursuant to the certification and instructions provided by the Representative.

(c)          On the Tax Indemnity Escrow Termination Date, upon receipt of instructions from, and a certification by, the Representative (a “Release Certification & Instructions”) (which shall be delivered by the Representative to the Escrow Agent (with a copy to the Committee)), certifying as to the date on which the Company delivered to GGAC its 2017 audited financial statements, the Escrow Agent shall distribute and deliver to each Owner Party the GGAC Ordinary Shares then in such Owner Party’s account in the Escrow Fund that are Tax Indemnity Shares as instructed in the Release Certification & Instructions other than Tax Indemnity Shares in the Pending Claims Reserve; provided, however, that if, within ten (10) days of the Committee’s receipt of a copy of the Release Certification & Instructions, the Committee delivers a written objection to such Release Certification & Instructions (a “Release Objection Notice”) to the Escrow Agent (with a copy to the Representative), the Committee and the Representative shall attempt in good faith to resolve such dispute by voluntary settlement as provided in Section 3(e) below; and provided, further, that the Escrow Agent shall not make any distributions under this Section 3(b) until expiration of the ten (10) day objection period for which no Release Objection Notice has been delivered. Thereafter, if any Pending Claim becomes an Established Claim or is resolved or finally determined against GGAC, the parties hereto shall follow the Pending Claim procedures set forth in Section 3(b) above.

(d)          As used herein, the “Pending Claims Reserve” shall mean, at the time any such determination is made, that number of GGAC Ordinary Shares in the Escrow Fund having a Fair Market Value equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims.

(e)          If the Committee delivers a Release Objection Notice to the Escrow Agent pursuant to Section 3(c) above, the Committee and the Representative shall promptly attempt in good faith to resolve the dispute with respect to which such Release Objection Notice was given. If the Committee and the Representative shall reach a settlement on such dispute, they shall jointly deliver notice of such agreement to the Escrow Agent. If the Committee and the Representative shall be unable to reach agreement with respect to a dispute within five (5) Business Days of the Representative’s receipt of a copy of the Release Objection Notice, then the dispute shall be submitted (and either party may submit such dispute) for resolution in accordance with Section 8.

4.          The Escrow Agent, the Committee and the Representative shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to GGAC and the Owners in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

5.         (a)         The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b)          The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent in good faith to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c)          The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to GGAC or release of GGAC Ordinary Shares to the Owners, in each case, pursuant to the terms of this Agreement or, if a notice is disputed, the settlement with respect to any such dispute, whether by virtue of joint resolution or determination of an arbitration panel or a court of competent jurisdiction, is to pay or release, after the conditions for payment set forth herein have been met, to GGAC or the Owners, as applicable, the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d)          The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 5(g), below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e)          The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by the Committee and the Representative. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and deposit the Escrow Fund with such successor escrow agent appointed thereby.

(f)         The Escrow Agent shall be indemnified and held harmless by GGAC from and against any expenses, including counsel fees and disbursements, or loss actually incurred by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Fund held by it hereunder, other than (i) expenses or losses finally determined by a court of competent jurisdiction to be attributable to the gross negligence or willful misconduct of the Escrow Agent or (ii) any settlement entered into by the Escrow Agent without GGAC’s written consent, which shall not be unreasonably withheld. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in the any state or federal court located in New York County, State of New York.

(g)         The Escrow Agent shall be entitled to reasonable compensation from GGAC for all services rendered by it hereunder or set forth on Schedule B attached hereto. The Escrow Agent shall also be entitled to reimbursement from GGAC for all reasonable, documented out-of pocket expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(h)         From time to time on and after the date hereof, GGAC, the Committee and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(i)          Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6.          This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Investment Agreement.

7.          This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by GGAC, the Committee, the Representative and the Escrow Agent.

8.          All disputes arising under this Agreement between GGAC, the Committee and/or the Representative, including a dispute arising from a party’s failure or refusal to sign a Joint Notice, shall be handled in accordance with Section 10.12 of the Investment Agreement.

9.          All notices and other communications under this Agreement shall be made in accordance with section 10.1 of the Investment Agreement to the respective parties as follows:

A.	If to GGAC, to it at:

Garnero Group Acquisition Company

Av. Brig. Faria Lima

1485 – 19 Andar

Brasilinvest Plaza, CEP 01452-002

São Paulo, Brasil

Attention: Mario Garnero

Telephone: (55) 1130947970

Telecopy: (55) 1138167471

E-mail: mg@garnerogroup.com

or to the Committee, to it at:

Mario Garnero

Av. Brig. Faria Lima

1485 – 19 Andar

Brasilinvest Plaza, CEP 01452-002

São Paulo, Brasil

Telephone: (55) 1130947970

Telecopy: (55) 1138167471

E-mail: mg@garnerogroup.com

in each case, with a copy to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174-1901

Attention: David Alan Miller, Esq.

Telephone: 212-818-8880

Telecopier No.: 212-818-8881

E-mail: dmiller@graubard.com

B.	If to the Owners, to each at the address listed on Schedule A hereto, or to the Representative, to it at:

Alvaro Jabur Maluf Junior

Rua São Tomé 119, 3 Andar, Vila Olímpia

São Paulo-SP

Telephone: 55 11 3048 0701

Telecopy: 55 11 3048 0701

E-mail: alvaro@grupocolombo.com.br

in each case, with a copy to:

McDermott Will & Emery LLP

340 Madison Avenue

New York, NY 10173-1922

Attention: Robert Cohen, Esq. and Meir A. Lewittes, Esq.

Telephone: (212) 547- 5885 / (212) 547- 5351

Telecopy: (212) 547 5444

E-mail: rcohen@mwe.com / mlewittes@mwe.com

C.	If to the Escrow Agent, to it at:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attention: Mark Zimkind

Telephone:

Telecopy: 212-509-5150

E-mail:

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

10.        (a)        If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be submitted for resolution in accordance with Section 8 of this Agreement.

(b)         All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and number of GGAC Ordinary Shares payable to GGAC.

(c)          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

[Signatures are on following page]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

GGAC:

GARNERO GROUP ACQUISITION COMPANY

By:
Name:
Title:

COMMITTEE:

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

REPRESENTATIVE:

Alvaro Jabur Maluf Junior

[Signature Page to Escrow Agreement]

SCHEDULE A

ESCROW SHARES ALLOCATION

Name	Address	No. of Escrow Shares
Alvaro Jabur Maluf, Junior
Paulo Jabur Maluf
Thiago Chaves Ribeiro
Denis Nieto Piovezan
Marina Balaban Spiero
Total

SCHEDULE B

ESCROW AGENT COMPENSATION

[To Come]